UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 5, 2009
(Date of earliest event reported)

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:   001-31390

Delaware	06-1195422
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2400 Xenium Lane North
Plymouth, Minnesota 55441
(Address of principal executive offices, including zip code)

(763) 551-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Cessation of Role as Interim Chief Financial Officer — As previously disclosed, Michael J. Lyftogt, Vice President, Finance of Christopher & Banks Corporation (the “Company”), was appointed as the Company’s Interim Chief Financial Officer (“Interim CFO”) effective December 2, 2008.  As contemplated by his appointment, Mr. Lyftogt served as Interim CFO on a temporary basis until the appointment of a new Chief Financial Officer.  On June 5, 2009, the Company announced the appointment of Mr. Rodney Carter as the Company’s Executive Vice President, Chief Financial Officer.  Accordingly, Mr. Lyftogt will cease serving as the Company’s Interim CFO upon Mr. Carter’s first date of employment, which is currently expected to be June 15, 2009.  Mr. Lyftogt will continue serving as the Company’s Vice President, Finance.

(c) Appointment of Chief Financial Officer — On June 15, 2009, Mr. Carter is expected to commence employment as the Company’s Executive Vice President, Chief Financial Officer.  Mr. Carter, age 51, most recently served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer at Zales Corporation, an international jewelry company, from 2006 to January 2009.  Prior to joining Zales Corporation, Mr. Carter was employed from 2003 to 2006 at PETCO, a pet specialty retailer, where he served as Senior Vice President, Chief Financial Officer.  From 1988 to 2003, Mr. Carter served in a variety of positions with J.C. Penney Company, ultimately serving as Chief Financial Officer of JCPenney Credit.

Offer Letter to Rodney Carter

In connection with his appointment as the Company’s Executive Vice President, Chief Financial Officer, Mr. Carter executed an offer letter from the Company on June 1, 2009 (the “Offer Letter”).  Pursuant to the Offer Letter, Mr. Carter is entitled to (i) a base salary in the amount of $475,000 per year, (ii) a guaranteed bonus for fiscal 2010 in the amount of $100,000 and (iii) participate in the Company’s annual incentive plan whereby Mr. Carter is eligible to receive, based on the Company’s achievement of certain performance objectives, an annual bonus equal to 100% of his fiscal 2010 base salary.  Mr. Carter will not be entitled to the $100,000 guaranteed bonus in the event that the amount earned by Mr. Carter under the annual incentive plan for fiscal 2010 exceeds $100,000.  Mr. Carter is also eligible to participate in the Company’s 401(k) plan and is entitled to receive other benefits customarily provided to the Company’s executives, including participation in the Company’s health, disability, life insurance and PTO programs.  In addition, consistent with Company policy for senior executive positions, Mr. Carter will be reimbursed for certain specified relocation expenses incurred as a result of his anticipated relocation to the Minneapolis, Minnesota area, as further described in Exhibit 1 to the Offer Letter.

Pursuant to the Offer Letter, Mr. Carter is entitled to receive the following equity awards under the Company’s 2005 Stock Incentive Plan:

•                  a non-qualified stock option to purchase 40,000 shares of the Company’s common stock which will vest ratably over a five-year period;

•                  a non-qualified stock option to purchase 30,000 shares of the Company’s common stock which will vest ratably over a three-year period;

•                  45,000 shares of time-based restricted stock which will vest ratably over a three-year period; and

•                  30,000 shares of performance-based restricted stock which will vest ratably over a three-year period provided that certain performance objectives are achieved.

Agreement Between Rodney Carter and Christopher & Banks Company

In conjunction with the offer of employment, Mr. Carter and the Company entered into an agreement effective as of June 4, 2009 (the “Agreement”).  The Agreement provides that Mr. Carter is an at-will employee and thus may be terminated at any time with or without “cause,” as defined in the Agreement.  If the Company terminates Mr. Carter without cause, the Company is obligated to pay Mr. Carter severance payments equal to his then current base salary for a period of 12 months and has agreed to pay the Company portion of COBRA health and dental premiums for a period equal to the severance period, unless Mr. Carter and/or the Company are eligible for a government subsidy with respect to such COBRA benefits.  If, however, Mr. Carter secures other employment, self-employment or a consulting position, the severance amount payable by the Company shall be offset and reduced by such other cash compensation that Mr. Carter earns through this other employment, self-employment or consulting arrangement.  The Agreement also prohibits Mr. Carter from certain competitive activities during the period of his employment and for a period of one year after termination.

The foregoing summaries of the Offer Letter and the Agreement are qualified in their entirety by reference to each document, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.  A press release, dated June 5, 2009, announcing Mr. Carter’s appointment as Executive Vice President, Chief Financial Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits:

10.1	Offer Letter by and between Christopher & Banks Corporation and Rodney Carter accepted on June 1, 2009

10.2	Agreement by and between Christopher & Banks Corporation and Rodney Carter effective June 4, 2009

99.1	Press release of the Company dated June 5, 2009 (announcing appointment of Rodney Carter as Executive Vice President, Chief Financial Officer)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Lorna E. Nagler
Lorna E. Nagler President and Chief Executive Officer

Date: June 5, 2009

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter by and between Christopher & Banks Corporation and Rodney Carter accepted on June 1, 2009

10.2	Agreement by and between Christopher & Banks Corporation and Rodney Carter effective June 4, 2009

99.1	Press release of the Company dated June 5, 2009 (announcing appointment of Rodney Carter as Executive Vice President, Chief Financial Officer)